As filed with the Securities and Exchange Commission on May 11, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AEGON N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Aegonplein 50

PO Box 85

2501 CB The Hague,

The Netherlands

+31 70 344 3210

(Address, including Zip Code, of Principal Executive Offices)

Transamerica 401(k) Retirement Savings Plan

(f/k/a AEGON USA, LLC Profit Sharing Plan)

(Full title of the plan)

Karyn Polak

Senior Vice President and General Counsel

Transamerica Corporation

100 Light Street, B1

Baltimore, MD 21202

(443) 475-3480

(Name, address and telephone number of agent for service)

Copies to:

A. Peter Harwich

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

(212) 906-1899

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common shares (€ 0.12 par value per share)	10,000,000	$2.36	$23,600,000	$3,063.28

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement also covers an indeterminate number of common shares of Aegon N.V., € 0.12 par value per share (the “Common Stock”), that may be offered or issued under the Transamerica 401(k) Retirement Savings Plan as a result of a stock split, stock dividend or similar transaction.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(h) and (c) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices per share for the Common Stock as reported on the New York Stock Exchange on May 6, 2020.

EXPLANATORY NOTE

Aegon N.V. (the “Registrant”) is filing this Registration Statement on Form S-8 in order to register the 10,000,000 additional shares of Common Stock that may be offered or sold to participants under the Transamerica 401(k) Retirement Savings Plan (f/k/a AEGON USA, LLC Profit Sharing Plan) (as amended, the “Plan”). These additional securities are of the same class as other securities for which an original registration statement on Form S-8 (File No. 333-157843) was filed with the Securities and Exchange Commission (the “Commission”) on March 11, 2009 (the “Prior Registration Statement”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent to or given by the Registrant to each recipient of an award under the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed with or furnished to the Commission by the Registrant are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019 (File No. 001-10882), filed with the Commission on March 18, 2020; and

(b)

The description of the common shares contained in Exhibit 3 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019 (File No. 001-10882), filed with the Commission on March 18, 2020.

All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such document.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant maintains insurance to indemnify members of its Executive and Supervisory Boards and its officers. The concept of indemnification of directors of a company from liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in the Netherlands and sometimes is provided for in a company’s articles of association. Although the laws of the Netherlands do not contain any provisions in this respect, Article 28A.1 of the Registrant’s articles of association does provide that the Registrant will indemnify each current and former member of its Executive and Supervisory Boards against any and all liabilities, claims, judgments, fines and penalties incurred by such persons as a result of any action, investigation or other proceeding in relation to acts or omissions related to their capacity as an indemnified person, to the extent permitted by law and subject to certain limitations. The Registrant has also contractually agreed to indemnify members of its Executive and Supervisory Boards and its officers.

Item 8.	EXHIBITS.

Exhibit No.	Description

4.1	Articles of Association of Aegon N.V., as amended and restated May 29, 2013 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on June 4, 2013)

5.1	Opinion of Onno van Klinken, General Counsel of Aegon N.V.

23.1	Consent of Onno van Klinken, General Counsel of Aegon N.V. (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers Accountants N.V., Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in the signature page hereto)

99.1	Transamerica 401(k) Retirement Savings Plan (as amended and restated effective as of January 1, 2014)

The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to maintain the qualified status of the Plan.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Hague, The Netherlands, on this 11th day of May, 2020.

AEGON N.V.

By:	/s/ Alexander R. Wynaendts
Name:	Alexander R. Wynaendts
Title:	Chief Executive Officer and Chairman of the Executive Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew J. Rider and J. Onno van Klinken, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 11th day of May, 2020.

Signature	Title	Date

/s/ Alexander R. Wynaendts ALEXANDER R. WYNAENDTS	Chairman of the Executive Board (Chief Executive Officer)	May 11, 2020

/s/ Matthew J. Rider MATTHEW J. RIDER	Executive Board Member, Chief Financial Officer (Principal Financial and Accounting Officer)	May 11, 2020

/s/ William L. Connelly WILLIAM L. CONNELLY	Chairman of the Supervisory Board of Directors	May 11, 2020

/s/ Mark A. Ellman MARK A. ELLMAN	Supervisory Board Member	May 11, 2020

/s/ Ben J. Noteboom BEN J. NOTEBOOM	Supervisory Board Member	May 11, 2020

/s/ Ben van der Veer BEN VAN DER VEER	Supervisory Board Member	May 11, 2020

/s/ Corien M. Wortmann-Kool CORIEN M. WORTMANN-KOOL	Supervisory Board Member	May 11, 2020

/s/ Dona D. Young DONA D. YOUNG	Supervisory Board Member	May 11, 2020

/s/ Karyn Polak KARYN POLAK	Authorized U.S. Representative	May 11, 2020